News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release	Immediately
Date	October 30, 2023
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three and Nine Months Ended September 30, 2023
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three and nine months ended September 30, 2023.
“Public Storage’s industry-leading platform drove higher move-in volumes, improved occupancy, and better-than-expected NOI growth in our stabilized and lease-up portfolios during the third quarter. Collectively, this propelled a third consecutive increase to our outlook for 2023 within a competitive customer move-in environment across the self-storage industry,” said Joe Russell, President and Chief Executive Officer. “The team successfully integrated the $2.2 billion Simply Self Storage portfolio, welcoming approximately 90,000 customers to our platform. We are uniquely positioned to deliver growth and value to our stakeholders in an industry with strong secular fundamentals.”
Highlights for the Three Months Ended September 30, 2023
•Reported net income allocable to common shareholders of $3.20 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.33 per diluted share, an increase of 4.8% relative to the same period in 2022. Core FFO per diluted share increased 5.6% compared to the same period in 2022, excluding the contribution from our equity investment in PS Business Parks, Inc. (“PSB”), which we sold in July 2022.
•Increased Same Store (as defined below) direct net operating income by 1.9%, resulting from a 2.5% increase in Same Store revenues.
•Achieved 79.7% Same Store direct net operating income margin.
•Closed acquisitions of BREIT Simply Storage LLC, a self-storage company that owns and operates 127 self-storage facilities (9.4 million net rentable square feet) and manages 25 self-storage facilities for third parties for $2.2 billion in cash on September 13, 2023 (the “Simply Acquisition”), and ten self-storage facilities (0.7 million net rentable square feet) for $110.5 million. Subsequent to September 30, 2023, we acquired or were under contract to acquire eleven self-storage facilities (0.8 million net rentable square feet) for $170.3 million.
•Opened three newly developed facilities and completed various expansion projects (0.5 million net rentable square feet) costing $88.2 million. At September 30, 2023, we had various facilities in development and expansion with 4.6 million net rentable square feet estimated to cost $952.1 million.
•On July 26, 2023, in connection with the Simply Acquisition, issued $2.2 billion of unsecured senior notes in 2-, 5.5-, 10-, and 30-year tranches bearing annual rates of Compounded SOFR + 0.60%, 5.125%, 5.100%, and 5.350%, respectively.

Operating Results for the Three Months Ended September 30, 2023
For the three months ended September 30, 2023, net income allocable to our common shareholders was $563.2 million or $3.20 per diluted common share, compared to $2.7 billion or $15.38 per diluted common share for the same period in 2022, representing a decrease of $2.1 billion or $12.18 per diluted common share. The decrease is due primarily to (i) a $2.1 billion gain on sale of our equity investment in PSB in July 2022, (ii) a $52.3 million decrease in foreign currency exchange gains primarily associated with our Euro denominated notes payable, and (iii) a $24.2 million increase in interest expense, partially offset by (iv) a $39.0 million increase in self-storage net operating income and (v) a $19.6 million increase in interest and other income.
The $39.0 million increase in self-storage net operating income in the three months ended September 30, 2023 as compared to the same period in 2022 is a result of a $15.7 million increase attributable to our Same Store Facilities and a $23.3 million increase attributable to our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities increased 2.5% or $21.1 million in the three months ended September 30, 2023 as compared to the same period in 2022, due primarily to higher realized annual rent per occupied square foot, partially offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 2.8% or $5.5 million in the three months ended September 30, 2023 as compared to the same period in 2022, due primarily to increased property tax expense and marketing expense. The increase in net operating income of $23.3 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021, 2022, and 2023 and the fill-up of recently developed and expanded facilities.
Operating Results for the Nine Months Ended September 30, 2023
For the nine months ended September 30, 2023, net income allocable to our common shareholders was $1.6 billion or $8.85 per diluted common share, compared to $3.8 billion or $21.44 per diluted common share for the same period in 2022, representing a decrease of $2.2 billion or $12.59 per diluted common share. The decrease is due primarily to (i) a $2.1 billion gain on sale of our equity investment in PSB in July 2022, (ii) a $217.3 million decrease in foreign currency exchange gains primarily associated with our Euro denominated notes payable, (iii) a $77.3 million decrease in equity in earnings of unconsolidated real estate entities due to our sale of PSB in July 2022, and (iv) a $32.4 million increase in interest expense, partially offset by (v) a $194.2 million increase in self-storage net operating income and (vi) a $43.0 million increase in interest and other income.
The $194.2 million increase in self-storage net operating income in the nine months ended September 30, 2023 as compared to the same period in 2022 is a result of a $121.4 million increase attributable to our Same Store Facilities and a $72.8 million increase attributable to our Non-Same Store Facilities. Revenues for the Same Store Facilities increased 6.1% or $147.5 million in the nine months ended September 30, 2023 as compared to the same period in 2022, due primarily to higher realized annual rent per occupied square foot, partially offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 4.5% or $26.1 million in the nine months ended September 30, 2023 as compared to the same period in 2022, due primarily to increased property tax expense, marketing expense, and other direct property costs. The increase in net operating income of $72.8 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and 2022 and the fill-up of recently developed and expanded facilities.
Funds from Operations
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before real estate-related depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended September 30, 2023, FFO was $4.58 per diluted common share as compared to $4.66 for the same period in 2022, representing a decrease of 1.7%.
For the nine months ended September 30, 2023, FFO was $12.82 per diluted common share, as compared to $13.08 in the same period in 2022, representing a decrease of 2.0%.

We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of contingency resolution, due diligence costs incurred in pursuit of strategic transactions, unrealized gain on private equity investments, UPREIT reorganization costs, Simply integration costs, amortization of acquired non real estate-related intangibles from the Simply Acquisition, property losses and tenant claims due to casualties and our equity share of deferred tax benefits of a change in tax status and severance of a senior executive from our equity investees. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.

The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	Percentage Change	2023	2022	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$563,237	$2,712,161	(79.2)%	$1,559,084	$3,779,666	(58.8)%
Eliminate items excluded from FFO:
Real estate-related depreciation and amortization	237,098	218,963		677,856	657,131
Depreciation from unconsolidated real estate investments	8,457	10,599		26,141	44,985
Depreciation allocated to noncontrolling interests and restricted share unitholders	(1,612)	(1,843)		(4,817)	(4,841)
Gains on sale of real estate investments, including our equity share from investments	(167)	(1,219)		(239)	(54,403)
Gain on sale of equity investment in PS Business Parks, Inc.	—	(2,116,839)		—	(2,116,839)
FFO allocable to common shares	$807,013	$821,822	(1.8)%	$2,258,025	$2,305,699	(2.1)%
Eliminate the impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange gain	(47,880)	(100,170)		(19,924)	(237,270)
Property losses and tenant claims due to casualties	—	6,118		—	6,118
Other items	3,804	(344)		(2,422)	422
Core FFO allocable to common shares	$762,937	$727,426	4.9%	$2,235,679	$2,074,969	7.7%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$3.20	$15.38	(79.2)%	$8.85	$21.44	(58.7)%
Eliminate amounts per share excluded from FFO:
Real estate-related depreciation and amortization	1.38	1.29		3.97	3.95
Gains on sale of real estate investments, including our equity share from investments	—	(0.01)		—	(0.31)
Gain on sale of equity investment in PS Business Parks, Inc.	—	(12.00)		—	(12.00)
FFO per share	$4.58	$4.66	(1.7)%	$12.82	$13.08	(2.0)%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange gain	(0.27)	(0.57)		(0.11)	(1.35)
Property losses and tenant claims due to casualties	—	0.04		—	0.04
Other items	0.02	—		(0.02)	—
Core FFO per share	$4.33	$4.13	4.8%	$12.69	$11.77	7.8%
Exclude the contribution from our equity investment in PS Business Parks, Inc. to Core FFO per share	—	(0.03)		—	(0.33)
Core FFO per share, excluding the impact of PS Business Parks, Inc.	$4.33	$4.10	5.6%	$12.69	$11.44	10.9%

Diluted weighted average common shares	176,150	176,328		176,170	176,325

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2021. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2021, 2022, and 2023 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results (for all periods presented) of these 2,343 facilities (155.1 million net rentable square feet) that represent approximately 72% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2023 (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	Percentage Change	2023	2022	Percentage Change

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$840,066	$820,805	2.3%	$2,494,408	$2,355,968	5.9%
Late charges and administrative fees	29,649	27,791	6.7%	86,241	77,166	11.8%
Total revenues	869,715	848,596	2.5%	2,580,649	2,433,134	6.1%

Direct cost of operations (a):
Property taxes	77,988	75,550	3.2%	231,846	223,076	3.9%
On-site property manager payroll	31,311	30,572	2.4%	95,328	92,865	2.7%
Repairs and maintenance	14,775	15,092	(2.1)%	47,440	44,668	6.2%
Utilities	12,023	12,661	(5.0)%	34,647	35,214	(1.6)%
Marketing	18,024	12,982	38.8%	48,027	33,781	42.2%
Other direct property costs	22,595	21,549	4.9%	67,857	63,163	7.4%
Total direct cost of operations	176,716	168,406	4.9%	525,145	492,767	6.6%
Direct net operating income (b)	692,999	680,190	1.9%	2,055,504	1,940,367	5.9%
Indirect cost of operations (a):
Supervisory payroll	(8,091)	(8,622)	(6.2)%	(25,783)	(27,594)	(6.6)%
Centralized management costs	(15,241)	(16,510)	(7.7)%	(46,335)	(47,700)	(2.9)%
Share-based compensation	(2,359)	(3,417)	(31.0)%	(8,228)	(11,282)	(27.1)%
Net operating income (c)	$667,308	$651,641	2.4%	$1,975,158	$1,853,791	6.5%

Gross margin (before indirect costs, depreciation and amortization expense)	79.7%	80.2%	(0.6)%	79.7%	79.7%	—%

Gross margin (before depreciation and amortization expense)	76.7%	76.8%	(0.1)%	76.5%	76.2%	0.4%

Weighted average for the period:
Square foot occupancy	93.4%	94.5%	(1.2)%	93.4%	95.3%	(2.0)%
Realized annual rental income per (d):
Occupied square foot	$23.20	$22.38	3.7%	$22.94	$21.25	8.0%
Available square foot	$21.65	$21.16	2.3%	$21.43	$20.24	5.9%
At September 30:
Square foot occupancy				92.1%	93.3%	(1.3)%
Annual contract rent per occupied square foot (e)				$23.44	$22.82	2.7%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See attached reconciliation of self-storage NOI to net income.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
Property Operations – Non-Same Store Facilities
In addition to the 2,343 Same Store Facilities, we have 685 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2021 or that we did not own as of January 1, 2021, including 459 facilities that were acquired, 52 newly developed facilities, 88 facilities that have been expanded or are targeted for expansion, and 86 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our September 30, 2023 Form 10-Q.
Investing and Capital Activities
During the three months ended September 30, 2023, we added 137 self-storage facilities (10.1 million net rentable square feet) to our self-storage portfolio through acquisitions, including 127 self-storage facilities from the Simply Acquisition (38 in Texas, 19 in Florida, 12 in Oklahoma, nine in Tennessee, eight each in Indiana and Michigan, five each in Georgia, New Jersey, and Ohio, four each in California, Illinois, Mississippi, and New York, three each in Minnesota and Washington, two in North Carolina, and one each in Alabama, Louisiana, Pennsylvania, and South Carolina) for $2.3 billion.
During the nine months ended September 30, 2023, we added 153 self-storage facilities (11.3 million net rentable square feet) to our self-storage portfolio through acquisitions including 127 self-storage facilities from the Simply Acquisition (38 in Texas, 21 in Florida, 12 in Oklahoma, nine each in Michigan and Tennessee, eight each in Indiana and South Carolina, five each in Georgia, New Jersey, and Ohio, four each in California, Illinois, Mississippi, and New York, three each in Minnesota, North Carolina, and Washington, two in Virginia, and one each in Alabama, Idaho, Kentucky, Louisiana, Massachusetts, and Pennsylvania) for $2.5 billion.
Subsequent to September 30, 2023, we acquired or were under contract to acquire eleven self-storage facilities across eight states with 0.8 million net rentable square feet, for $170.3 million.
The Simply portfolio of 127 properties (9.4 million net rentable square feet) generated self-storage revenues of $7.1 million, NOI of $5.8 million (including Direct NOI of $6.2 million), and average square footage occupancy of 89.0% for the nine months ended September 30, 2023.
During 2021, we acquired a portfolio of 48 properties (4.1 million net rentable square feet) operated under the brand name of ezStorage for $1.8 billion. As of June 30, 2023, we have completed the expansion projects on four facilities of this portfolio for $26.4 million, adding 169,000 net rentable square feet of storage space. These facilities generated revenues of $78.3 million, NOI of $61.4 million (including Direct NOI of $63.2 million), and average square footage occupancy of 86.5% for the nine months ended September 30, 2023.

During 2021, we acquired a portfolio of 56 properties (7.5 million net rentable square feet) operated under the brand name of All Storage for $1.5 billion. These facilities generated revenues of $66.4 million, NOI of $42.4 million (including Direct NOI of $44.6 million), and average square footage occupancy of 78.3% for the nine months ended September 30, 2023.
During the three months ended September 30, 2023, we opened three newly developed facilities and completed various expansion projects (0.5 million net rentable square feet - 0.1 million each in California, Kansas, Nevada, Tennessee, and Texas) costing $88.2 million. During the nine months ended September 30, 2023, we opened six newly developed facilities and completed various expansion projects (0.9 million net rentable square feet – 0.1 million each in California, Florida, Kansas, Maryland, Nevada, New Jersey, Pennsylvania, Tennessee, and Texas) costing $172.6 million. At September 30, 2023, we had various facilities in development (2.4 million net rentable square feet) estimated to cost $501.8 million and various expansion projects (2.2 million net rentable square feet) estimated to cost $450.3 million. Our aggregate 4.6 million net rentable square foot pipeline of development and expansion facilities includes 1.6 million in California, 0.9 million in Texas, 0.4 million in Florida, 0.3 million each in Arizona, Hawaii, Maryland and Nevada, 0.2 million in Washington, and 0.4 million in other states. The remaining $495.0 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.
In connection with the Simply Acquisition, on July 26, 2023, we completed a public offering of $400 million, $500 million, $700 million, and $600 million aggregate principal amount of unsecured senior notes bearing interest at an annual rate of Compounded SOFR + 0.60% (reset quarterly), 5.125%, 5.100%, and 5.350%, respectively, and maturing on July 25, 2025, January 15, 2029, August 1, 2033, and August 1, 2053, respectively.
Outlook for the Year Ending December 31, 2023
Set forth below are our current expectations and prior expectations as of August 2, 2023 with respect to full year 2023 Core FFO per share and certain underlying assumptions. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2023 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2023 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.

	2023 Guidance
	Current Guidance		Prior Guidance
	Low	High	Low	High
	(Dollar amounts in thousands, except per share data)
Same Store:
Revenue growth	4.00%	4.75%	3.25%	5.00%
Expense growth	5.00%	6.50%	4.75%	6.75%
Net operating income growth	3.20%	4.70%	2.20%	5.10%

Acquisitions	$2,700,000		$2,600,000
Development openings	$375,000		$375,000
Non-Same Store net operating income	$555,000	$565,000	$555,000	$565,000
Ancillary net operating income	$169,000	$172,000	$169,000	$172,000
General and administrative expense	$100,000	$106,000	$100,000	$106,000
Interest expense	$200,000		$200,000
Preferred dividends	$195,000		$195,000
Capital expenditures	$450,000		$450,000

Core FFO per share	$16.60	$16.85	$16.40	$16.80
Core FFO per share growth from 2022 Core FFO per share	4.3%	5.8%	3.0%	5.5%
Core FFO per share growth from 2022 Core FFO per share, excluding the impact of PS Business Parks, Inc.	6.5%	8.1%	5.2%	7.8%

Incremental Non-Same Store NOI to stabilization (2024 and beyond)	$190,000		$190,000

Third Quarter Conference Call
A conference call is scheduled for October 31, 2023 at 9:00 a.m. (PT) to discuss the third quarter earnings results.  The domestic dial-in number is (877) 407-9039, and the international dial-in number is (201) 689-8470. A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through November 14, 2023 by calling (844) 512-2921 (domestic), (412) 317-6671 (international) (access ID number for either domestic or international is 13741740) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At September 30, 2023, we had: (i) interests in 3,028 self-storage facilities located in 40 states with approximately 217 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 267 self-storage facilities located in seven Western European nations with approximately 15 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the third quarter of 2023, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2023 outlook and all underlying assumptions, our expected acquisition, disposition, development, and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, expectations regarding the impacts from inflation and a potential future recession, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates, and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2023 and in our other filings with the SEC. These include changes in demand for our facilities, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, adverse economic effects from public health emergencies, international military conflicts, or similar events impacting public health and/or economic activity, increases in the costs of our primary customer acquisition channels, adverse impacts to us and our customers from inflation, unfavorable foreign currency rate fluctuations, changes in federal or state tax laws related to the taxation of REITs, security breaches, including ransomware, or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events, or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Revenues:
Self-storage facilities	$1,078,721	$1,027,374	$3,167,025	$2,917,675
Ancillary operations	65,099	60,757	190,797	175,946
	1,143,820	1,088,131	3,357,822	3,093,621

Expenses:
Self-storage cost of operations	267,785	255,470	794,078	738,953
Ancillary cost of operations	21,159	21,572	63,037	54,297
Depreciation and amortization	238,748	220,772	682,531	661,608
General and administrative	28,625	29,501	79,603	81,401
Interest expense	58,350	34,113	132,530	100,178
	614,667	561,428	1,751,779	1,636,437

Other increases to net income:
Interest and other income	32,295	12,736	69,381	26,394
Equity in earnings of unconsolidated real estate entities	7,227	8,180	22,787	100,129
Foreign currency exchange gain	47,880	100,170	19,924	237,270
Gain on sale of real estate	88	1,503	88	1,503
Gain on sale of equity investment in PS Business Parks, Inc.	—	2,128,860	—	2,128,860
Net income	616,643	2,778,152	1,718,223	3,951,340
Allocation to noncontrolling interests	(3,345)	(9,158)	(9,188)	(14,553)
Net income allocable to Public Storage shareholders	613,298	2,768,994	1,709,035	3,936,787
Allocation of net income to:
Preferred shareholders – distributions	(48,678)	(48,678)	(146,029)	(145,716)
Restricted share units	(1,383)	(8,155)	(3,922)	(11,405)
Net income allocable to common shareholders	$563,237	$2,712,161	$1,559,084	$3,779,666

Per common share:
Net income per common share – Basic	$3.21	$15.47	$8.89	$21.57
Net income per common share – Diluted	$3.20	$15.38	$8.85	$21.44
Weighted average common shares – Basic	175,499	175,283	175,451	175,227
Weighted average common shares – Diluted	176,150	176,328	176,170	176,325

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
ASSETS	(Unaudited)

Cash and equivalents	$629,773	$775,253
Real estate facilities, at cost:
Land	5,575,643	5,273,073
Buildings	21,421,031	18,946,053
	26,996,674	24,219,126
Accumulated depreciation	(9,188,151)	(8,554,155)
	17,808,523	15,664,971
Construction in process	457,064	372,992
	18,265,587	16,037,963

Investments in unconsolidated real estate entities	278,131	275,752
Goodwill and other intangible assets, net	414,291	232,517
Other assets	287,967	230,822
Total assets	$19,875,749	$17,552,307

LIABILITIES AND EQUITY

Notes payable	$9,029,622	$6,870,826
Accrued and other liabilities	644,236	514,680
Total liabilities	9,673,858	7,385,506

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 shares at December 31, 2022) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,501,315 shares issued and outstanding (175,265,668 shares at December 31, 2022)	17,550	17,527
Paid-in capital	5,951,794	5,896,423
Accumulated deficit	(130,581)	(110,231)
Accumulated other comprehensive loss	(81,104)	(80,317)
Total Public Storage shareholders’ equity	10,107,659	10,073,402
Noncontrolling interests	94,232	93,399
Total equity	10,201,891	10,166,801
Total liabilities and equity	$19,875,749	$17,552,307

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution (“FAD”)
(Unaudited – amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
FFO allocable to common shares	$807,013	$821,822	$2,258,025	$2,305,699
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	8,871	12,962	21,269	31,608
Foreign currency exchange gain	(47,880)	(100,170)	(19,924)	(237,270)
Less: Capital expenditures in real estate facilities	(129,231)	(123,695)	(323,775)	(329,253)
FAD (a)	$638,773	$610,919	$1,935,595	$1,770,784

Distributions paid to common shareholders:
Regular	$526,503	$350,348	$1,579,372	$1,050,742
Special (b)	—	2,302,414	—	2,302,414
Distributions paid to common shareholders	$526,503	$2,652,762	$1,579,372	$3,353,156
Distribution payout ratio	82.4%	434.2%	81.6%	189.4%
Distribution payout ratio (on regular dividends only) (c)	82.4%	57.3%	81.6%	59.3%
Distributions per common share:
Regular	$3.00	$2.00	$9.00	$6.00
Special (b)	$—	$13.15	$—	$13.15
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.
(b)A special dividend of $13.15 per common share was paid on August 4, 2022, in connection with the gain on sale of our equity investment in PSB on July 20, 2022.
(c)Supplemental payout ratio, excluding the impact of the special dividend, which was due to the gain on sale of our equity investment in PSB. This supplemental measure is presented to portray regular dividends, because FAD excludes the gain on sale of our equity investment in PSB.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Self-storage revenues for:
Same Store Facilities	$869,715	$848,596	$2,580,649	$2,433,134
Acquired facilities	112,501	88,871	306,298	235,259
Newly developed and expanded facilities	67,758	61,278	195,233	169,211
Other non-same store facilities	28,747	28,629	84,845	80,071
Self-storage revenues	1,078,721	1,027,374	3,167,025	2,917,675

Self-storage cost of operations for:
Same Store Facilities	202,407	196,955	605,491	579,343
Acquired facilities	35,601	31,278	100,316	82,092
Newly developed and expanded facilities	20,188	18,319	58,937	51,138
Other non-same store facilities	9,589	8,918	29,334	26,380
Self-storage cost of operations	267,785	255,470	794,078	738,953

Self-storage NOI for:
Same Store Facilities	667,308	651,641	1,975,158	1,853,791
Acquired facilities	76,900	57,593	205,982	153,167
Newly developed and expanded facilities	47,570	42,959	136,296	118,073
Other non-same store facilities	19,158	19,711	55,511	53,691
Self-storage NOI (a)	810,936	771,904	2,372,947	2,178,722
Ancillary revenues	65,099	60,757	190,797	175,946
Ancillary cost of operations	(21,159)	(21,572)	(63,037)	(54,297)
Depreciation and amortization	(238,748)	(220,772)	(682,531)	(661,608)
General and administrative expense	(28,625)	(29,501)	(79,603)	(81,401)
Interest and other income	32,295	12,736	69,381	26,394
Interest expense	(58,350)	(34,113)	(132,530)	(100,178)
Equity in earnings of unconsolidated real estate entities	7,227	8,180	22,787	100,129
Gain on sale of real estate	88	1,503	88	1,503
Gain on sale of equity investment in PS Business Parks, Inc.	—	2,128,860	—	2,128,860
Foreign currency exchange gain	47,880	100,170	19,924	237,270
Net income on our income statement	$616,643	$2,778,152	$1,718,223	$3,951,340

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.